                                                                    EXHIBIT 4.5
                                                                    -----------

                           DURAMETALLIC CORPORATION
                           ------------------------

                            1991 Stock Option Plan
                            ---- ----- ------ ----


        1. ESTABLISHMENT OF PLAN. Durametallic Corporation ("Durametallic") proposes to grant to directors, corporate officers and other key employees of Durametallic and its subsidiaries options to purchase shares of Durametallic's Common Stock, $5 par value ("Common Stock"), and authorize the granting of tax benefit rights. The options and rights will be granted pursuant to the plan set forth herein and known as the DURAMETALLIC CORPORATION 1991 STOCK OPTION PLAN (the "Plan").

        2. PURPOSE OF PLAN. The purpose of the Plan is to provide directors, officers and key employees of Durametallic and its subsidiaries with an increased incentive to make significant and extraordinary contributions to the long-term performance and growth of Durametallic and its subsidiaries, to join the interests of such persons with the interests of Durametallic shareholders through the opportunity for increased stock ownership, and to attract and retain directors and employees of exceptional ability. It is intended that certain options to be granted to employees under the Plan may not qualify and that certain options may qualify as "incentive stock options" as defined in Section 422A(b) of the Internal Revenue Code of 1986, as amended (the "Code") and the terms of the Plan shall be interpreted in accordance with the incention stated in the option agreement.

        3. SHARES SUBJECT TO PLAN. A maximum of fifty thousand (50,000) shares of Common Stock (subject to adjustment in accordance with Paragraph 15 below) may be subject to the exercise of options granted under the Plan. Such shares shall be authorized shares and may be either unissued or treasury shares. If an option is cancelled, surrendered, modified, exchanged for a substitute option, or expires or terminates during the term of the Plan but prior to the exercise of the option in full, the shares subject to but not delivered under such option shall be available for options subsequently granted.

        4. ADMINISTRATION BY COMMITTEE. The Plan shall be administered by the Stock Option Committee (the "Committee") consisting of at least two members of the Board of Directors of Durametallic who are not also employees of Durametallic. Except for options granted to non-employee directors under this Paragraph 4, the Committee shall determine the persons to be granted options and rights, the amount of stock and rights to be optioned to each such person, and the terms of the options and rights to be granted. Options and rights shall be granted by the Committee and may be amended by the Committee consistent with the Plan, provided that no such amendment may become effective without the consent of the optionee except to the extent that such amendment operates solely to the benefit of the optionee.

                Options shall be granted to non-employee directors on the date of adoption of this plan according to the attached schedule, and no discretionary options shall be granted to such directors under the Plan. The price shall be 100% of the market value as of the date of the grant. The options shall be for a term of 10 years with a three year installment vesting schedule beginning one year from the grant date. No other options shall be granted to non-employee directors without an amendment of the plan adopting a new formula for such grants.

        The Committee shall have full power and authority to interpret the provisions of the Plan and to supervise the administration of the Plan. All determinations and selections made by the Committee regarding the Plan shall be final and conclusive. The Committee shall hold its meetings at such times and places as it shall deem advisable. Action may be taken by a written instrument signed by all the members of the Committee, and any action so taken shall be fully as effective as if it had been taken at a meeting duly called and held. The Committee may designate one of its members to sign options on behalf of the Committee and may appoint a secretary to keep minutes of its meetings. The Committee shall make such rules and regulations for the conduct of its business as it shall deem advisable. The members of the Committee shall be paid reasonable fees for their services.

        5. INDEMNIFICATION OF COMMITTEE MEMBERS. Each person who is or shall have been a member of the Committee shall be indemnified and held harmless by Durametallic from and against any cost, liability or expense imposed or incurred in connection with such person's or the Committee's taking or failing to take any action under the Plan. Each such person shall be justified in relying on information furnished in connection with the Plan's administration by any appropriate person or persons.

        6. ELIGIBILITY. Only directors, corporate officers and other key employees of Durametallic or a subsidiary corporation of Durametallic shall be eligible to participate in the Plan. The Committee shall determine whether or not a given individual is eligible to participate in the Plan. A person who has been granted an option or right under the Plan or any other stock option plan of Durametallic or any subsidiary corporation may be granted additional options and rights. The term "subsidiary" shall, for purposes of this Plan, be defined in the same manner as such term is defined in Section 425(f) of the Code.

        7. OPTION PRICE. The per share option price shall be equal to not less than one hundred percent (100%) of the market value of the stock on the date of grant. The date of grant of an option shall be the date as of which the option is authorized by the Committee. The Committee shall determine the market value of the Common Stock as of the date of grant by taking into consideration Durametallic's then-current net worth, prospective earning power and dividend-paying capacity, and other relevant factors, provided, however, that if the stock is publicly traded, the Committee may rely on the trading prices on the date of determination or the most recent preceding date for which information is available.

        8. INCENTIVE STOCK OPTIONS FOR TEN PERCENT STOCKHOLDERS. No option granted to any person who at the time of such grant owns more than 10% of the total combined voting power of all classes of stock of Durametallic or any of its subsidiaries may be designated as an incentive stock option, unless such option issued to such individual provides an exercise price equal to at least 110% of the market value of the Common Stock (as market value is defined in Paragraph 7), and the exercise of such option after the expiration of five years from the date of grant of the option is prohibited by its terms.

        9. LIMIT ON INCENTIVE STOCK OPTION GRANTS. The maximum number of options first exercisable during any calendar year by a participant under this and all stock option plans of Durametallic and any parent or subsidiary corporations that can qualify as incentive stock options is specified in
Section 422A(d) of the Code. As of the date of adoption of the Plan, that limit is

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an aggregate fair market value of $100,000 determined on the date of grant.
Options issued or which become exercisable in excess of the applicable limit will not qualify as incentive stock options. In the event of the acceleration of vesting of incentive stock options for any reason, which acceleration causes any participant to exceed this limit, Durametallic may designate the shares to be treated as having been acquired under incentive stock options.

        10. TAX BENEFIT RIGHTS. The Committee may grant tax benefit rights to encourage participants to exercise their options and provide certain tax benefits to Durametallic. A tax benefit right shall entitle a participant to receive from Durametallic or a subsidiary a cash payment not to exceed the amount calculated by multiplying the ordinary income, if any, realized by the participant for federal tax purposes as a result of the exercise of a non-qualified stock option, or the disqualifying disposition of shares acquired under an incentive stock option, by the maximum federal income tax rate (including any surtax or similar charge or assessment) for corporations. A tax benefit right may be granted only with respect to a stock option issued and outstanding or to be issued under the Plan or any other plan of Durametallic or its subsidiaries which has been approved by the shareholders as of the date of this Plan and may be granted concurrently with or after the grant of the stock option. Such rights with respect to outstanding options shall be issued only with the consent of the participant if the effect would be to disqualify an incentive stock option, change the date of grant or the exercise price, or otherwise impair the participant's existing options. A stock option to which a tax benefit right has been attached shall not be exercisable by an officer subject to Section 16 of the Securities Exchange Act of 1934 for a period of six months from the date of the grant of the tax benefit right. The Committee shall determine the terms and conditions of any tax benefit right granted and the participants to whom such rights will be granted with respect to options under the Plan or any other plan of Durametallic. The Committee may amend, cancel, limit the term of or limit the amount payable under a tax benefit right at any time prior to exercise of the related option. The net amount of a tax benefit right, subject to withholding, may be used to pay a portion of the option price unless otherwise provided by the Committee.

        11.     TERMS OF OPTIONS AND RIGHTS; LIMITS ON EXERCISABILITY.
Options and rights shall be evidenced by written agreements containing such terms and conditions, consistent with the provisions of this Plan, as the Committee shall from time to time determine. Options shall be exercisable for such periods as may be fixed by the Committee, not to exceed fifteen years from the grant thereof, but no option designated as an incentive stock option shall be exercisable after the expiration of ten years from the date of grant. At the time of the exercise of an option the option holder, if requested by the Committee, must represent to Durametallic that the shares are being acquired for investment and not with a view to the sale or distribution thereof. No option shall be exercisable within six months of the date or grant. The Committee may in its descretion require a participant to continue the participant's service with Durametallic and its subsidiaries for a certain length of time prior to the options becoming exercisable and may eliminate such delayed vesting provisions, subject to the restrictions of Paragraph 9. The Committee may condition the grant of an option to an employee of Durametallic or any of its subsidiary corporations on the execution of an employment contract by the employee, on the execution of any other contract or waiver, or upon the taking of any other action that the Committee in its discretion deems appropriate. The Committee may also vary, among the participants and among options and rights granted to the same participant, any and all of the terms and conditions of options and rights granted under the Plan.


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                Unless the option agreement provides otherwise, unexpired
options with delayed vesting shall be immediately exercisable in their entirety in the event of a change of control. "Change in control" means a change in control after the date of grant of the option of a nature that would be required to be reported in response to Item 6(e) of Schedule 14A of Regulation 14a promulgated under the Securities Exchange Act of 1934, as amended, provided that, without limitation, such change in control shall be deemed to have occurred if during any period of two (2) consecutive years, individuals who at the beginning of such period constitute the Board of Directors cease for any reason to constitute at least a majority thereof (unless the election or nomination for election by Durametallic shareholders of each new director was approved by a vote of at least two-thirds (2/3) of the directors then still in office who were directors at the beginning of the period). Notwithstanding the foregoing, a public offering of the stock shall not be deemed to be a change in control. If the option is an incentive stock option, the One Hundred Thousand Dollar ($100,000) limitation of Paragraph 9 shall not apply in the event of such acceleration, and any options in excess of the One Hundred Thousand Dollar ($100,000) vesting limitation under Section 422A of the Internal Revenue Code which had been incentive stock options shall be non-qualified stock options.

        12. MEDIUM AND TIME OF PAYMENT. The exercise price for each share purchased pursuant to an option granted under the Plan shall be payable in cash or, if the Committee consents, in shares of Common Stock (including Common Stock to be received upon a simultaneous exercise) or other consideration equivalent to cash. When appropriate arrangements are made with a broker or other institution, payment may be made by a properly executed exercise notice directing delivery of shares to a broker together with irrevocable instructions to the broker to promptly deliver to Durametallic the amount of sale or loan proceeds to pay the exercise price. The time and terms of payment may be amended with the consent of the participant before or after exercise of the option, but such amendment shall not reduce the option price. The Committee may from time to time authorize payment of all or a portion of the option price in the form of a promissory note or installments, with or without interest or security, according to such terms as the Committee may approve. The Board of Directors may restrict or suspend the power of the Committee to permit such loans and may require that adequate security be provided.

        13. TRANSFERABILITY OF OPTIONS AND RIGHTS. Options and rights granted under this Plan may not be transferred except by will or the laws of descent and distribution. During the lifetime of the participant, options and tax benefit rights may be exercised only by that participant, the participant's guardian or the participant's legal representative.

        14. TERMINATION OF EMPLOYMENT. If a participant is no longer employed by or a director of Durametallic or its subsidiaries for any reason other than the participant's death, disability, termination after a change in control as defined in Paragraph 11, or termination for cause, the participant may exercise options or stock appreciation rights for a period of three months after such termination of employment or director status, but only to the extent the participant was entitled to exercise the options or rights on the date of termination, unless the terms of such option or right provide otherwise. For purposes of the Plan the following shall not be deemed a termination of employment (a) a transfer of an employee from Durametallic to any subsidiary of Durametallic; (b) a leave of absence, duly authorized in writing by Durametallic, for military service or for any other purpose approved by Durametallic if the period of such leave does not exceed 90 days; and




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(c) a leave of absence in excess of 90 days, duly authorized in writing by
Durametallic, provided that the employee's right to reemployment is guaranteed either by statute or contract, and (d) a termination of employment with continued service as a director.

                If a participant ceases to be employed by or a director of Durametallic or one of its subsidiaries due to the participant's termination after a change in control as defined in Paragraph 11, the participant may exercise an option during the remaining term of the option, but only to the extent that the participant was entitled to exercise the option on the date of such event, unless the terms of such option or right provide otherwise.

                If a participant dies or becomes disabled (within the meaning of Section 22(e)(3) of the Code) causing termination, either while an employee or director of Durametallic or after the termination of the participant's employment or directorship (other than for cause) but during the time when the participant could have excercised options under the Plan, options issued to the participant shall be exercisable by the participant, by the personal representative of such participant, or by any other successor to the interest of the participant for one year after such participant's disablility or death, to the extent that the participant was entitled to excercise the option on the date of death or termination of employment or directorship, whichever first occurred, unless the terms of such option provide otherwise.

                If a participant is terminated for cause the participant shall have no further right to exercise any option previously granted.

                Nothing in the Plan or in any option or right shall interfere with or limit in any way the right of Durametallic or its subsidiaries to terminate a participant's employment at any time, nor confer upon any participant any right to continue in the employ of Durametallic or any of its subsidiaries.

        15. ADJUSTMENTS. If the number of shares of Common Stock outstanding changes by reason of a stock dividend, stock split, recapitalization, merger, reorganization, consolidation, combination or exchange of shares, the aggregate number and class of shares available under the Plan and subject to each option, together with the option prices, shall be appropriately adjusted. If any rights to purchase stock of Durametallic are granted by the Board of Directors as a dividend, then unless and until such rights expire or become invalid, such rights shall attach to shares or stock subject to options under the Plan on the later of the record date for such dividend or the date an option is granted under the Plan. No fractional shares shall be issued pursuant to the Plan, and any fractional shares resulting from adjustments shall be eliminated from the respective options. If Durametallic is acquired by another corporation, or is otherwise merged into or consolidated with another corporation, all outstanding options shall become immediately exercisable just prior to the effective date of the merger, combination, consolidation or other corporate event, subject to the restrictions of Paragraphs 9 and 11.

        16. TAX WITHHOLDING. Durametallic or a subsidiary shall make such provisions as it shall deem appropriate for the withholding of any taxes determined to be required to be withheld in connection with the grant or exercise of options or tax benefit rights under the Plan or the disqualifying disposition of stock issued pursuant to incentive stock options granted under the Plan,


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
including the withholding of Common Stock to be received upon exercise or delivery to Durametallic of previously owned Common Stock to satisfy the withholding requirement.

        17. APPLICABILITY OF PLAN TO OUTSTANDING STOCK OPTIONS. This Plan shall not affect the terms and conditions of any stock options or related rights heretofore granted to any employee of Durametallic or any subsidiary corporation of Durametallic under any other stock option plan, except that tax benefit rights may be granted as provided in this Plan.

        18. LISTING AND REGISTRATION OF SHARES. Each option shall be subject to the requirement that if at any time the Committee shall determine, in its discretion, that the listing, registration or qualification of the shares covered thereby upon any securities exchange or under any state or federal law, or the consent or approval of any governmental regulatory body, is necessary or desirable as a condition of, or in connection with, the granting of such option or the issue or purchase of shares thereunder, such option may not be exercised in whole or in part unless and until such listing, registration, qualification, consent or approval shall have been effected or obtained free of any conditions not acceptable to the Committee.

        19. EFFECTIVE DATE OF PLAN. The Plan shall take effect June 21, 1991. Options granted hereunder and designated as incentive stock options shall not be exercisable prior to one year from the effective date of this Plan, and if shareholder approval of the Plan is not received prior to that date, the options shall continue in force but shall not be incentive stock options. Unless earlier terminated by the Board of Directors, the Plan shall terminate on the day immediately preceding the tenth anniversary of its effective date. No option shall be granted under this Plan after such date.

        20. TERMINATION AND AMENDMENT. The Board of Directors may terminate the Plan at any time, or may from time to time amend the Plan as it deems proper and in the best interests of Durametallic, provided that if shareholders have approved on the Plan, no such amendment may (i) materially increase either the benefits to participants under the Plan or the number of shares that may be issued under the Plan, (ii) materially modify the eligibility requirements set forth in Paragraph 6, (iii) reduce the option price (except pursuant to adjustments under Paragraph 15), or (iv) modify the formula grant provisions of Paragraph 4 with respect to non-employee directors more than once in any six month period. No amendment shall impair any outstanding option without the consent of the participant, except according to the terms of the option.

                            Approved by the Board
                                June 21, 1991









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                SCHEDULE OF OPTIONS TO NON-EMPLOYEE DIRECTORS


                                June 21, 1991


Name                    Option #                Shares          Price/share

Paul D. Jackson         NQ-1                    1000            $ 74.07

Robert W. McClain       NQ-2                    2000            $ 74.07

Carl D. Wisner          NQ-3                     750            $ 74.07

Merle H. Armstrong      NQ-4                     250            $ 74.07














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                           DURAMETALLIC CORPORATION

                               AMEMDMENT NO. 1
                            1991 STOCK OPTION PLAN



                The Durametallic Corporation 1991 Stock Option Plan (the "Plan") is hereby amended to add the following to Paragraph 4 of the Plan:

         Options shall be granted to nonemployee directors on the day of adoption of this Amendment No. 1 according to the following schedule, at the indicated option price per share. The options shall be for a term of six years and shall vest as of the date which is three years from the date of the adoption of this Amendment No. 1. No other options shall be granted to nonemployee directors without an amendment of the Plan adopting a new formula for such grants.


        Name                    Shares          Price/Share
        ----                    ------          -----------
        Robert W. McLean
                                 500              $34.75
        Carl D. Wisner
                                 500               34.75
        Merrill H. Armstrong
                                 500               34.75
        A. C. Schauer
                                 500               34.75


           Approved by the Board of Directors on December 23, 1994.